UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

     Date of report (Date of earliest event reported) December 10, 2004

GENENCOR INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-331167	16-1362385

(Commission File Number)	(IRS Employer Identification No.)

925 PAGE MILL ROAD, PALO ALTO, CALIFORNIA	94304

(Address of Principal Executive Offices)	(Zip Code)

(650) 846-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)(1)	On December 10, 2004, the Registrant entered into the “Genencor International, Inc. Variable Pay Plan (For Base Periods starting on or after January 1, 2004)”. The Plan has served as the primary bonus plan for the Registrant’s officers and employees in the United States and certain foreign locations since before the Registrant’s initial public offering in 2000, and the recently adopted agreement serves to memorialize and update the Plan.

(a)(2)	The Plan covers the Registrant’s regular employees in the United States and certain foreign locations. Under the Plan, early each year, the Management Development and Compensation Committee of the Board of Directors (“Committee”) assesses performance for the prior year against goals set previously for that year and makes bonus award determinations. Target awards for Plan participants, including the Registrant’s senior executives, range from 5% to 100% of eligible earnings, depending on each participant’s individual salary band level. For any participant, the actual amount of an award is contingent upon the level of achievement by the Registrant relative to pre-established goals. The Plan awards for executives are currently determined by the achievement of total revenue and EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) targets, as well as technology, transactional and business development milestones, with such targets recommended annually by management and reviewed and approved by the Committee. Awards for non-executives are determined by the achievement of total revenue and EBITDA targets and, for participants in certain business units, the achievement of certain annual business unit performance targets established by management. Awards can vary from zero, if targets are not met, to amounts in excess of the target if targets are exceeded. The maximum payout under the Plan for exceeding total revenue and EBIDTA targets in 2004 is 128%.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENENCOR INTERNATIONAL, INC.

Dated: December 15, 2004	By:	/s/ Raymond J. Land

Raymond J. Land,
Senior Vice President and
Chief Financial Officer